Exhibit 99.1

Emerald Holding, Inc. Announces Record Date for Rights Offering

NEW YORK—(BUSINESS WIRE)—June 26, 2020 Emerald Holding, Inc. (NYSE: EEX) (“Emerald” or the “Company”) today announced that its board of directors has established a record date for an offering of non-transferrable rights (the “rights offering”) to purchase shares of its 7% Series A Convertible Participating Preferred Stock, par value $0.01 per share (“Series A Preferred Stock”), which was originally announced on June 10, 2020. Assuming Emerald’s registration statement relating to the rights offering is declared effective, the Company will distribute to each holder of its common stock one non-transferable right to purchase one share of Series A Preferred Stock at a price of $5.60 per share for each share of Emerald common stock held as of 5:00 p.m., New York City time, on July 6, 2020 (the “record date”).

The rights to purchase shares of Series A Preferred Stock may be exercised at any time during the subscription period, which is expected to commence on July 7, 2020. The rights offering will expire at 5:00 p.m., New York City time, on July 22, 2020, unless extended by the Company.

Each share of Series A Preferred Stock will initially be convertible into approximately 1.59 shares of Emerald’s common stock, which is equivalent to the initial liquidation preference per share of $5.60 divided by the initial conversion price of $3.52 per share, subject to adjustment upon the occurrence of certain events.

Emerald expects that the subscription agent for the rights offering will mail rights certificates and a copy of the prospectus for the rights offering to holders of record of common stock on the record date beginning on or about July 7, 2020. Holders of shares of common stock in “street name” through a brokerage account, bank or nominee will not receive physical rights certificates and must instruct their broker, bank or nominee whether to exercise subscription rights on their behalf.

The Company expects to issue up to 24,388,014 shares of Series A Preferred Stock in the rights offering. Further, any and all shares of Series A Preferred Stock not subscribed for in the rights offering by common stockholders other than investment funds affiliated with Onex Corporation (such funds collectively, “Onex”), the Company’s controlling stockholder, are to be purchased by an affiliate of Onex as backstop provider. Emerald expects to use the aggregate proceeds from the rights offering and this backstop commitment, together with the proceeds of the recently announced agreement to sell shares of Series A Preferred Stock to Onex in a private transaction, to repay outstanding debt under its revolving credit facility and for general corporate purposes, including organic and acquisition growth initiatives.

Neither Emerald nor its board of directors has made any recommendation as to whether stockholders should exercise their rights to purchase Series A Preferred Stock. Holders of Emerald’s common stock are urged to carefully review the subscription materials the Company will provide and consult with their own legal and financial advisors in deciding whether or not to participate in the rights offering. The rights will be non-transferable. As such, stockholders will not be able to sell their rights if they do not wish to exercise them. The Company does not expect to list the subscription rights or the Series A Preferred Stock on the New York Stock Exchange or on any other exchange or market.

A registration statement on Form S-3 (the “registration statement”) relating to these securities has been filed with the U.S. Securities and Exchange Commission (the “SEC”) on June 19, 2020, but has not yet become effective. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. The information in this press release is not complete and is subject to change. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of the securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. The rights offering will be made only by means of a prospectus. Copies of the prospectus, when available, will be mailed to all stockholders as of the record date and may also be obtained free of charge at the website maintained by the SEC at www.sec.gov or by contacting the information agent for the rights offering, Georgeson LLC, at (866) 856-6388.

About Emerald

Emerald is a leader in building dynamic, market-driven business-to-business platforms that integrate live events with a broad array of industry insights, digital tools, and data-focused solutions to create uniquely rich experiences. As true partners, we at Emerald strive to build our customers’ businesses by creating opportunities that inspire, amaze, and deliver breakthrough results. With over 140 events each year, our teams are creators and connectors who are thoroughly immersed in the industries we serve and committed to supporting the communities in which we operate.

Cautionary Statement Concerning Forward-Looking Statements

This press release contains certain forward-looking statements. These statements involve risks and uncertainties, including, but not limited to, the effectiveness of the registration statement relating to the rights offering, the completion of the sale of shares of Series A Preferred Stock to Onex in a private transaction and governmental, economic and public health factors outside of the Company’s control that may cause its business, industry, strategy, financing activities or actual results to differ materially. See “Risk Factors” and “Cautionary Note Regarding Forward-Looking statements” in the Company’s most recently filed periodic reports on Form 10-K and Form 10-Q and subsequent filings. In particular, the Company is subject to risks associated with, but not limited to, the impact of coronavirus/ COVID-19 on Emerald’s business, the Company’s ability to recover proceeds under its current event cancellation insurance policy and the timing and amount of any such recoveries, its managing of its business to reduce expenses, preserve cash and strengthen its liquidity position, and the positioning of Emerald to successfully weather the dislocation that it is experiencing due to COVID-19. The Company undertakes no obligation to update or revise any of the forward-looking statements contained herein, whether as a result of new information, future events or otherwise.

Contacts

Emerald Holding, Inc.

David Doft

Chief Financial Officer

1-866-339-4688 (866EEXINVT)

Investor.relations@emeraldx.com